Exhibit 99.1

SenesTech Announces Pricing of $5.0 Million Public Offering
Priced At-The-Market under Nasdaq Rules

PHOENIX, Ariz., April 22, 2020 /PRNewswire/ -- SenesTech, Inc. (Nasdaq: SNES), a developer of proprietary technologies for managing animal pest populations through fertility control, today announced the pricing of its public offering of 1,574,308 units.  Each unit is comprised of one share of common stock (or common stock equivalent) and one warrant to purchase one share of common stock. The units are being offered at a public offering price of $3.176 per unit priced at-the-market under Nasdaq rules.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants will be exercisable immediately at an exercise price of $3.05 per share of common stock and will expire on the five year anniversary of the date of issuance.

The gross proceeds of the offering are expected to be $5.0 million, before deducting the placement agent’s fees and other estimated offering expenses payable by the company, assuming none of the warrants to be issued in the offering are exercised. The offering is expected to close on or about April 24, 2020, subject to the satisfaction of customary closing conditions.

SenesTech intends to use the net proceeds from the offering for working capital and general corporate purposes, including its commercialization efforts of ContraPest.

The registration statement on Form S-1, as amended (File No. 333-236302), relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on February 14, 2020 and Post-Effective Amendment No. 2 to Form S-1 was declared effective by the SEC on April 21, 2020. The offering is being made only by means of a prospectus forming part of the effective registration statement. A final prospectus relating to the offering will be filed with the SEC and will be available for free by visiting the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or by emailing placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SenesTech

SenesTech is changing the paradigm of pest management by targeting one of the root causes of the problem: reproduction. ContraPest® is an innovative technology with an approach that targets the reproductive capabilities of both sexes in rat populations, inducing egg loss in female rats and impairing sperm development in males. Using a proprietary bait delivery method, ContraPest® is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rat communities. ContraPest® is designed, formulated and dispensed to be low hazard for handlers and non-target species such as wildlife, livestock and pets, where the active ingredients break down rapidly.

We believe ContraPest® will establish a new paradigm in rodent control, resulting in a decreased reliance on lethal options. For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement

This release contains “forward-looking statements” that involve estimates, assumptions, risks and uncertainties. Any forward-looking statements describe future expectations, beliefs, plans, results, objectives, assumptions or strategies  and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will,” “should,” “expected,” “anticipates,” “draft,” “continue,” “eventually,” “believes,” or “projected.” Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations on the completion and timing of the public offering and the anticipated use of proceeds therefrom; the company’s belief that its product is more humane, less harmful to the environment and more effective than traditional methods; and the Company’s belief that ContraPest will establish a new paradigm in rodent control without environmental effects of rodenticides.

Investors should not unduly rely on forward-looking statements. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those made in the forward-looking statements, including risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering as well as uncertainties as result of various factors and other risks, such as market acceptance and demand for the Company’s products, customers completing order commitments, the Company’s ability to reduce costs and execute on its plans and continuing to believe it is following the best strategy, the Company having sufficient financing, and other factors identified in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports filed on Form 10-Q. All forward-looking statements speak only as of the date on which they were made based on management’s assumptions as of such date. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise, except as required by law.

CONTACT:

Investor: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SOURCE SenesTech, Inc.